Annual meeting attendees received company update

Fiscal Year 2012 Grid Results Highlight Year

In summarizing fiscal year 2012 results, CEO Stan Linville told USPB producers attending the annual meeting in Kansas City on March 26 that 2012 was another year of records, especially regarding grid premiums. “In total, USPB producers again delivered cattle against nearly 100% of the delivery rights owned by our unitholders and the cattle continued to be very high quality, which earned their owners the highest per head and total premiums in company history,” Linville pointed out.

“Cattle delivered to our Kansas plants set records for yield, percent Black Canyon Premium Reserve and per head natural grid premiums,” he noted. “Overall, we paid out the highest average per head premium of $62.89 and total grid premiums of $51.0 million in company history. Perhaps most impressive was the fact that the bottom 25% of our cattle averaged $18.28 per head above the base cash market price. We remember years when it would have been good to have “all” USPB cattle average that per head premium. “In fiscal year 2012, we also surpassed some impressive totals for our company,” he added. “We delivered our 10 millionth animal to National Beef and passed the $275 million mark for total grid premiums paid last year.”

Linville pointed out new opportunities USPB cattle deliverers will have this year with National Beef’s startup of marketing Non Hormone Treated Cattle (NHTC) into the European Union market. This market, along with new customers for our natural product lines, Naturewell® and NatureSource®, will provide more options for producers to add value to their cattle.”

Former USPB CEO, now consultant to USPB, Steve Hunt and Leucadia National Corporation’s COO, Justin Wheeler spoke to the group about the partnership our companies’ have in the ownership of National Beef. Both described objectives each company had in becoming partners and both expressed confidence in the opportunities this ownership brings to our individual company’s as well as to National Beef.

National Beef COO Terry Wilkerson also addressed the meeting to discuss the company’s fiscal year 2012 results. While calling it a challenging year for National Beef and U.S. beef processors, Wilkerson focused on opportunities they are exploring to broaden the case ready base of business and other value-added product lines and markets including NHTC, natural brands, Kansas City Steak Co., and National Beef Leathers.®

USPB Files Fiscal Year 2012 Results

“U.S. Premium Beef, LLC had income of $2.7 million for the 52 week period ending December 29, 2012,” Scott Miller, USPB CFO, told attendees at this year’s annual meeting on March 26. That compares to income of $167.6 million for the 52 week period ending August 2, 2011.

“A majority of the decrease in net income was driven by lower gross margins at National Beef,” Miller explained. “The balance of the decrease was a result of the sale of a majority of USPB’s ownership interest in National Beef to Leucadia National Corporation. Although net income for the year was down, National Beef's revenues increased compared to the prior period primarily due to increases in boxed beef prices.”®

Bohn, Ramsey

Re-elected to USPB Board
 USPB unitholders re-elected Jerry Bohn, Pratt, KS, and Duane Ramsey, Scott City, KS, to the Board of Directors at the company’s annual meeting on March 26. Both Directors will serve three year terms.

Jerry Bohn has served as the General Manager of Pratt Feeders, which has a one-time capacity of 115,000 head in its feedlots in Kansas and Oklahoma, since 1982. He served on USPB’s Board from 2004 through 2007 and was re-elected in 2009. He has previously served as Secretary of USPB’s Board.

Duane Ramsey is Chairman of Security Bancshares Inc., a $300 million multi-bank holding company. In addition, he has had an ownership interest in a commercial feedlot in southwest Kansas, a cow calf operation and was involved in financing numerous USPB unitholders. He has served as a member of the Company’s board since 2006 and is currently serving as Vice Chairman of USPB ’s Board.

The Board of Directors reappointed Mark Gardiner, Chairman, Duane Ramsey, Vice Chairman and Joe Morgan, Secretary.®

USPB Introduces NHTC Grid;

Updates NatureSource® Grid

By Brian Bertelsen, Vice President, Field Operations

Effective May 6, 2013, USPB will offer a new grid for Non Hormone Treated Cattle (NHTC) designed to produce beef for the European Union market. The NHTC grid will be the same as the NatureSource® grid, which will undergo the changes outlined below, with one exception: Instead of $14 per cwt added to the base live price as is the case for NatureSource® cattle, the NHTC grid will pay a flat premium of $ 150 per head.

NHTC and NatureSource® Grid Thresholds
(Effective May 6, 2013)

•Choice/Prime threshold will be fixed at 75% (This was previously 70% on the NatureSource® grid.)

•Yield Grade thresholds will be fixed at:
Yield Grade 1	5%
Yield Grade 2	30%
Yield Grade 3	par
Yield Grade 4	20%
Yield Grade 5	5%
(This is a change from using the actual plant average Yield Grades on the Naturesource® grid.)
•Yield Grade premiums and discounts per cwt will remain the same as the Base grid. Also, like the Base grid, Yield Grade 4 and 5’s will receive a discount for the amount greater than the fixed threshold, but no premium for being below. Yield Grade 1 and 2’s can receive
...continued on page 2

USPB Introduces NHTC...	continued from page 1

a premium for being greater than the threshold, but no discount for being below.

• The steer premium of $3 per head will be discontinued.

The heavyweight threshold will remain at 1,050 pounds, which is the same across all USPB grids. Certified Angus Beef® and Black Canyon® Premium Reserve premiums are not offered on the NatureSource® and NHTC grids.

The NHTC program is not a “natural” program. It applies only to hormones. Antibiotics and other feed additives are allowed. However, implants, MGA and beta-agonists cannot be used during the entire life of the animal.

Calves must be fully certified and tagged with an EID tag before they leave the ranch of origin and any backgrounder or feedlot that feeds them must be fully approved by a USDA Process Verified Program before the cattle arrive. Therefore, back certification for NHTC after they arrive at the feedlot is not an option. Currently, there are four companies that can approve ranches and feedlots: AgInfoLink, IMI Global, Micro Beef and Samson.

National Beef and USPB will require that all NHTC cattle be age and source verified (ASV) and harvested under 30 months of age. So, feedlots must also be approved for ASV when they deliver NHTC cattle to National Beef’s plants.

National Beef will also require that all NHTC cattle be fed Bovamine Defend. NHTC cattle will only be delivered at specific times to the Dodge City plant and NHTC cattle cannot share the same truck with other cattle.

If you have an interest in participating in the NHTC program or either of our natural beef programs, NatureS ource® or Naturewell®, please visit our website at www.uspremuimbeef.com for more information or call me at 866-877-2525. Space is available for new feedlots to participate and enroll cattle that are eligible.®

National Beef to Buy All

of Kansas City Steak Co.

National Beef Packing Company, LLC announced on March 25 that it will acquire the remaining 25% interest in Kansas City Steak Company, LLC, that it does not already own. The transaction is expected to close in early April and is subject to customary closing conditions.

In 1997, National Beef acquired a 75% interest in the Kansas City Steak Company and since that time has worked closely with its partners to grow the business.

“This acquisition provides a tremendous opportunity to optimize our production platform while accelerating the growth of the Kansas City Steak brand and expand the products and services available to our customers,” Tim Klein, CEO of National Beef, said in making the announcement. “We look forward to having the Kansas City Steak team as a fully integrated part of the National Beef family.”®

Class A Units Trade

Four hundred seventeen Class A units closed last month for an average price of $172.45 per unit. That puts the average price paid for Class A units during fiscal year 2013 at $172.68. No Class B units have closed this fiscal year.®

USPB Non-Conditional Unit Trade Report

	FY 2013 Trades	Most Recent Trades
# Class A Units	717	417
Avg. Price Per Unit	$172.68	$172.45
# Class B Units	0	220
Avg. Price Per Unit	0	$200.00

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013, USPB would like to help you get them leased to other producers. Please call our office at 866-877-2525 to put your excess delivery rights on our lease list.®

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 03/03/13 to 03/30/13
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.95	65.79
Prime	2.30	2.69
CH & PR	70.96	73.89
CAB	26.18	31.74
BCP	16.97	18.10
Ungraded	0.83	0.38
Hard Bone	0.68	0.13
YG1	14.65	11.55
YG2	39.36	39.47
YG3	35.95	38.57
YG4	9.14	9.60
YG5	0.89	0.80
Light Weight	0.42	0.16
Heavy Weight	0.94	0.40
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$12.74	$18.04
Yield Benefit	$39.85	$61.70
Yield Grade	-$1.55	-$1.91
Out Weight	-$1.74	-$0.71
ASV	$6.01	$17.77
Natural	$2.84	$2.78
Total Premium	$58.15	$97.67